UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): June 15, 1999
                                                           -------------

                        Convergence Communications, Inc.
                        --------------------------------
             (Exact name of registrant as specified in its charter)



Nevada                             00-21143                  87-0545056
------                             --------                  ----------
(State or other                    (Commission File          IRS Employer
jurisdiction of                    Number)                   Identification No.)
incorporation)



            102 West 500 South, Suite 320, Salt Lake City, Utah 84101
            ---------------------------------------------------------
               (Address of principal executive offices) (Zip Code)



        Registrant's telephone number, including area code (801) 328-5618



                      Wireless Cable & Communications, Inc.
                      -------------------------------------
         (Former name or former address, if changed since last report.)




Item 2.  Acquisition or Deposition of Assets.

         On June 15, 1999, the Company (through its subsidiary, Convergence Communications, S.A. de C.V.) acquired 10% of the capacity (the "Acquired Capacity") of a fiberoptic network in Mexico City. The purchase was made pursuant to the terms of an April 28, 1999 agreement (the "Acquisition Agreement") between the Company and owner of the network, MetroNet, S.A. de C.V. ("MetroNet"). Under the terms of the Acquisition Agreement, the Company has the right to purchase up to 33% of the capacity of the network.

         The network consists of approximately 117 route kilometers (containing approximately 6,600 kilometers of fiber strands), and is configured in two existing rings. MetroNet anticipates that it will complete a third ring in 1999 which, when deployed, will increase the total network to approximately 270 route kilometers.

         The Company paid $3,928,616 (plus $589,292 in value added taxes and $200,000 in related transaction costs) for the Acquired Capacity. At the closing, the Company also paid $149,565 (plus $22,435 in value added taxes) for a two-year option to acquire additional capacity (the "Additional Capacity") which, with the Acquired Capacity, will result in the Company owning a total of approximately 33% of the network's capacity. If the Company exercises its option for the Additional Capacity in full, the purchase price for the Additional
Capacity would be $4,464,230 (plus value added taxes applicable to the acquisition). The Company may acquire the Additional Capacity in one or more portions, so long as the exercise price for any portion it acquires is at least $500,000. If it acquires any portion of the Additional Capacity after December 15, 1999, the purchase price for that portion will be increased by 3% for each month after December 15, 1999 and through the closing for that portion.

         In connection with the purchase of the Acquired Capacity, the parties entered into a maintenance agreement that governs the terms of the Company's use of the Acquired Capacity (and Additional Capacity, if purchased) and the network's maintenance. Under the agreement, MetroNet has the obligation to (i) maintain the network and cause it to operate efficiently (with minimum interruptions of service or impairment in the quality of services), and (ii) construct at CCI's request any "last links" between the network and points of demarcation to the Company's subscribers. The Company is required to pay MetroNet a portion of the costs of its maintenance services, plus a fee for the construction of any last links (in an amount equal to MetroNet's costs of construction plus 12%). The Maintenance Agreement will remain in effect as long as the Company holds any interest in the network, subject to the Company's right to terminate the agreement on any fifth anniversary of the agreement.

         Under the terms of the Acquisition Agreement, the Company and MetroNet also agreed to jointly pursue the development of new fiber networks in the Mexican cities of Monterrey, Guadalajara, Puebla, Cancun, Ciudad Juarez, Leon, Tijuana, and in such other locations in Mexico as the parties may agree from time to time. The parties will be jointly responsible for determining the nature, structure, magnitude and geographic coverage of any development project in those markets, as well as the manner in which the rights in each of those projects will be owned by the Company and MetroNet.

         MetroNet will be responsible for the overall management of the design, construction and installation of each selected project, and will be responsible for obtaining any required governmental approvals for the projects. MetroNet will receive a management fee equal to 12% of the Company's participation percentage of the development costs for each project in exchange for providing those services.

         The Company financed the purchase of the Acquired Capacity through a $2,615,925 loan from FondElec Essential Services Group Fund, L.P. ("FondElec") and a $2,550,000 loan from Internexus, S.A. ("Internexus"). The loans are evidenced by senior promissory notes which bear interest at 10% per annum, and are due (together with unpaid interest) on the earlier of January 3, 2000 or the receipt by the Company of proceeds from any equity or debt financing. FondElec and Internexus will also receive warrants to acquire shares of the Company's common stock while the notes are outstanding and a premium based on the actual repayment date of the notes. The premium will be an amount equal to 3.08% of the original principal amount if the loans are repaid on or before August 1, 1999, 9.18% of the original principal amount if they are repaid between August 2, 1999 and September 20, 1999, 15.35% of the original principal amount if they are repaid between September 21, 1999 and November 9, 1999, and 20.46% of the original principal amount if they are repaid between November 10, 1999 and January 3, 2000.

         Under the terms of the loans, the Company is required to refrain from engaging in certain types of business activities (including sales of its assets, mergers or other fundamental corporate transactions) without the consent of both lenders, and, as an accommodation to the lenders, certain of the Company's shareholders (who, in the aggregate, beneficially own approximately 44% of the Company's outstanding shares) delivered share proxies to the lenders. The proxies are not exercisable unless the Company defaults on the loans, and, in the event of any such default, the proxies will be voted jointly by the lenders, in accordance with an agreement to be reached by them.


Item 7.  Financial Statements and Exhibits.

         (a)      Exhibits.  N/A.

         (b)      Financial Statements.  N/A.


                                   CONVERGENCE COMMUNICATIONS, INC.


                                   /s/ Jerry Slovinski
                                   ---------------------------------------------
                                   By:  Jerry Slovinski, Chief Financial Officer
                                   Dated:  June 23, 1999